Annual Report

December 31, 2007

Small-Cap Growth Fund

Growth Opportunities Fund

Emerging Growth Fund

This report is submitted for the general information of shareholders of Van Wagoner Funds. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective Prospectus for the Funds. The Prospectus gives details about charges, investment objectives, risks and operating policies of the Funds. Read the Prospectus carefully.

Van Wagoner Funds are distributed by PFPC Distributors, Inc., 760 Moore Road, King of Prussia,
PA 19406

Van Wagoner Funds Annual Report

Dear Fellow Shareholders:

2007 was quite a year. During the past twelve months, the markets faced the subprime market meltdown, the housing market's decline, the dollar devaluing to its lowest point in over ten years, weaker than hoped for consumer spending and slowing corporate spending.

The year started off fairly weak with the first quarter posting relatively flat returns. By mid-year, the market had improved somewhat and seemed to be progressing nicely. The third quarter brought more positive returns and we seemed poised to end the year on a positive note. Then, by October, most major market indices had reached a high water mark. November brought credit market turmoil, increasing worries over housing's impact on US consumer spending and a rash of charge-offs by many of the world's largest banks.

The year ended with the S&P 500 Index returning 5.49%, the Nasdaq Composite Index returning 13.65% and the Van Wagoner Funds posting returns of -9.03% for the Small-Cap Growth Fund, -11.29% for the Growth Opportunities Fund and -7.83% for the Emerging Growth Fund.

The year ended on quite a sour note and we were very disappointed with the year to date performance of the Van Wagoner Funds. The Funds had been performing nicely through November when the markets really took a turn for the worse. The smaller companies that the Funds' invest in took an unnecessary beating. We believe in the companies we are invested in and think they offer the potential for significant performance. They have been weighed down by all the factors affecting the economy.

Despite all the turbulence in the markets, the Van Wagoner Funds stuck to their investment strategies and maintained their focus on the small, emerging technology sector. The investment themes we have been invested in over the last 1-2 years have remained the same—network storage, multi-media, semiconductors. Previously, we've discussed two major trends in technology that we continue to see evolve. The first trend is the convergence of services/capabilities found in the 'all in one' devices that include text, phone, camera, video, email, and internet access. The second trend is the build out of technology infrastructure as companies compete for the home market—hi speed, DSL, cable, phone, video on demand, etc. The network capacity, as well as the related equipment and services, needed to deliver these services to consumers have continued to grow.

Our investment in information technology also plays into global investing as the companies which make up the technology sectors receive more than 50% of their revenue from abroad and are a prime beneficiary of global economic growth. China and India continue to upgrade their infrastructures and are attempting to increase productivity—especially with the 2008 Beijing Olympics looming. We take a long term view and believe technology will continue to benefit.

For the most part, company fundamentals are solid, as companies avoid the excesses of the late 1990s. Slowing corporate spending will have an impact on the performance of the technology sector, but the long term outlook remains strong. The firms are undervalued, have strong fundamentals and healthy product/service outlooks. The trends should have much further to run as both developing and developed nations continue to pursue more advanced communications.

As we look to 2008, we will continue to stay the course and invest in the companies we feel are the best and brightest in their industries. The overall investment themes should remain similar as we

Van Wagoner Funds Annual Report

vanwagoner.com

Van Wagoner Funds Annual Report

continue to focus on technology and the opportunities the sector provides.

Sincerely,

Garrett R. Van Wagoner
Portfolio Manager
Van Wagoner Capital Management, Inc.

1-800-228-2121

Van Wagoner Funds Performance

Small-Cap Growth Fund — Inception Date 12/31/1995

Average Annual Total Return for the periods ended 12/31/07
One Year	Five Years	Ten Years
(9.03)%	(0.38)%	(0.01)%

The performance figures quoted represent past performance, which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Returns reflect fee waivers in effect. In the absence of fee waivers, total return would have been reduced. There were no fee waivers for the period January 1, 2004 to June 30, 2006. Current performance may be lower or higher than the performance data quoted. For performance data current to the most recent month-end, please visit our website at www.vanwagoner.com

The chart below assumes an initial investment of $10,000 made on 12/31/97. Returns shown above and in the chart below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of shares. Investments made in small capitalization companies involve additional risks including greater volatility and less liquidity.

The Russell 2000 Growth Index measures the performance of the small-cap growth segment of the U.S. equity universe. It includes those Russell 2000 companies with higher price-to-value ratios and higher forecasted growth values. Indexes are unmanaged and investors cannot invest in them.

The S&P SmallCap 600 Index is a capitalization-weighted index that measures the performance of selected U.S. stocks with a small market capitalization. Indexes are unmanaged and investors cannot invest in them.

Van Wagoner Funds Performance

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Van Wagoner Funds Performance

Growth Opportunities Fund — Inception Date 3/1/2003

Average Annual Total Return for the periods ended 12/31/07
One Year	Since Inception
(11.29)%	1.03%

The performance figures quoted represent past performance, which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Returns reflect fee waivers in effect. In the absence of fee waivers, total return would have been reduced. There were no fee waivers for the period January 1, 2004 to June 30, 2006. Current performance may be lower or higher than the performance data quoted. For performance data current to the most recent month-end, please visit our website at www.vanwagoner.com

The chart below assumes an initial investment of $10,000 made on 3/1/03 (inception date). Returns shown above and in the table below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of shares. The growth companies in which the Fund invests may be developing or changing. These companies are more sensitive to changes in economic conditions and may be subject to greater volatility.

The S&P MidCap 400 Index is an index of mid-capitalization U.S. stocks that measures the performance of the mid-size company segment of the U.S. market. Indexes are unmanaged and investors cannot invest in them.

1-800-228-2121

Emerging Growth Fund — Inception Date 12/31/1995

Average Annual Total Return for the periods ended 12/31/07
One Year	Five Years	Ten Years
(7.83)%	(0.37)%	(7.31)%

The performance figures quoted represent past performance, which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Returns reflect fee waivers in effect. In the absence of fee waivers, total return would have been reduced. There were no fee waivers for the period September 1, 2003 to June 30, 2006. Current performance may be lower or higher than the performance data quoted. For performance data current to the most recent month-end, please visit our website at www.vanwagoner.com

The chart below assumes an initial investment of $10,000 made on 12/31/97. Returns shown above and in the chart below do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of shares. Investments made in small-cap and mid-cap companies which may be in their developmental stage or undergoing significant changes may be subject to greater business risks and more volatility.

The Nasdaq Composite Index is a broad based capitalization weighted index of all Nasdaq-listed companies. Indexes are unmanaged and investors cannot invest in them.

Van Wagoner Funds Performance

vanwagoner.com

Van Wagoner Funds Portfolio Holdings Summary

Sector Weightings (Unaudited)

As of December 31, 2007, the Van Wagoner Funds' portfolios were invested in the following sectors:

Small-Cap Growth Fund
Common Stocks
Information Technology	90.43%
Consumer Discretionary	5.59
Financials	1.22
Health Care	1.10
Short-Term Investments	1.66
Total	100.00%
Growth Opportunities Fund
Common Stocks
Information Technology	91.27%
Consumer Discretionary	5.38
Financials	1.15
Health Care	1.09
Short-Term Investments	1.11
Total	100.00%

Emerging Growth Fund
Common Stocks
Information Technology	90.07%
Consumer Discretionary	5.42
Health Care	1.21
Financials	1.07
Short-Term Investments	2.23
Total	100.00%

As a percentage of total investments as of December 31, 2007. Holdings are subject to change.

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Van Wagoner Funds Expense Example (Unaudited)

We believe it is important for shareholders to have a clear understanding of Fund expenses and the impact they can have on investment return. The following example is presented to illustrate a shareholder's cost of owning the Van Wagoner Funds.

Example

As a shareholder of the Van Wagoner Funds, you incur ongoing costs, including management fees; distribution and service (12b-1) fees; and other fund expenses. The Funds currently do not charge any transaction costs, such as sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees; or exchange fees. This example is intended to help you understand your ongoing costs (in dollars) of investing in each of the Funds and to compare these costs with the ongoing cost of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2007 to December 31, 2007.

Actual Expenses

The first line of the table below for each Fund provides information about actual account values and actual expenses. You may use the information in each of these lines, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period in each Fund.

Hypothetical Example For Comparison Purposes

The second line of the table below for each Fund provides information about hypothetical account values and hypothetical expenses based on each Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not each Fund's actual return. The hypothetical account values and expenses may be used to estimate the actual ending account balances or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in each of the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only in each of the Funds. Therefore, the second line of the table for each Fund is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds.

	For the Period July 1, 2007 to December 31, 2007
Small-Cap Growth Fund	Beginning Account Value 7/1/2007	Ending Account Value 12/31/2007	Annualized Expense Ratio	Expenses Paid During Period*
Actual Fund Return	$1,000.00	$887.70	6.05%	$28.61
Hypothetical 5% Return	$1,000.00	$994.75	6.05%	$30.24
Growth Opportunities Fund
Actual Fund Return	$1,000.00	$875.60	6.82%	$32.06
Hypothetical 5% Return	$1,000.00	$990.88	6.82%	$34.03
Emerging Growth Fund
Actual Fund Return	$1,000.00	$898.30	5.14%	$24.47
Hypothetical 5% Return	$1,000.00	$999.29	5.14%	$25.77

*Expenses are equal to the Fund's annualized expense ratio as indicated above,multiplied by the average account value over the period, multiplied by 183/365 (to reflect the one-half year period).

Van Wagoner Funds Expense Example

vanwagoner.com

Van Wagoner Funds Schedule of Investments

Van Wagoner Small-Cap Growth Fund December 31, 2007

Number of Shares		Market Value
COMMON STOCKS 99.95%
	Cellular Telecommunications 1.67%
73,500	Airspan Networks, Inc.*	$129,360
	Computers - Integrated Systems 2.58%
7,500	Riverbed Technology, Inc.*	200,550
	Computers & Peripherals 7.93%
17,500	3PAR, Inc.*	224,000
7,000	Data Domain, Inc.*	184,380
15,000	Netezza Corp.*	207,000
		615,380
	Electronic Components - Semiconductor 2.61%
85,000	Bookham, Inc.*	202,300
	Electronic Design Automation 1.56%
7,500	Comtech Group, Inc.*	120,825
	Insurance Brokers 1.24%
3,000	eHealth, Inc.*	96,330
	Internet Software & Services 16.66%
36,000	AsiaInfo Holdings, Inc.*	396,000
17,000	GigaMedia Ltd.*	318,750
2,500	Mercadolibre, Inc.*	184,700
15,600	NaviSite, Inc.*	78,936
3,500	Omniture, Inc.*	116,515
2,000	SINA Corp. (China)*	88,620
2,000	Sohu.com, Inc.*	109,040
		1,292,561
	Medical Information Systems 1.12%
4,000	Phase Forward, Inc.*	87,000
	Networking Products 11.07%
14,000	Acme Packet, Inc.*	176,260
10,500	Foundry Networks, Inc.*	183,960
15,000	Infinera Corp.*	222,600
10,500	Starent Networks Corp.*	191,625
17,500	Veraz Networks, Inc.*	84,350
		858,795

Number of Shares		Market Value
	Retail - Jewelery 1.60%
15,000	Fuqi International, Inc.*	$124,500
	Semiconductor & Semiconductor Equipment 23.27%
25,000	ANADIGICS, Inc.*	289,250
26,250	Applied Micro Circuits Corp.*	229,425
4,500	Atheros Communications, Inc.*	137,430
7,000	Cavium Networks, Inc.*	161,140
32,600	EMCORE Corp.*	498,780
5,250	FormFactor, Inc.*	173,775
5,500	Mellanox Technologies Ltd.*	100,210
3,500	NetLogic Microsystems, Inc.*	112,700
11,000	PLX Technology, Inc.*	102,300
		1,805,010
	Software & Services 12.10%
7,500	CommVault Systems, Inc.*	158,850
2,500	Ctrip.com International Ltd. ADR	143,675
4,000	Interactive Intelligence, Inc.*	105,400
4,250	Nuance Communications, Inc.*	79,390
10,000	Phoenix Technologies Ltd.*	128,800
1,500	Priceline.com, Inc.*	172,290
4,250	Synchronoss Technologies, Inc.*	150,620
		939,025
	Telecommunication Equipment 9.83%
25,000	Opnext, Inc.*	221,250
6,500	ShoreTel, Inc.*	90,805
220,000	Sunrise Telecom, Inc.*	451,000
		763,055
	Telecommunication Equipment - Fiber Optics 2.20%
5,000	Ciena Corp.*	170,550
	Wireless Equipment 4.51%
12,500	Aruba Networks, Inc.*	186,375
16,500	Ceragon Networks Ltd.*	163,185
		349,560
	Total Common Stocks (Cost $6,763,715)	7,754,801

See notes to financial statements.

1-800-228-2121

Van Wagoner Small-Cap Growth Fund (cont'd.) December 31, 2007

Market Value
SHORT-TERM INVESTMENT 1.69%
PNC Bank Money Market Account, 3.99%	$130,939
Total Short-Term Investment (Cost $130,939)	130,939
Total Investments 101.64% (Cost $6,894,654)	7,885,740
Liabilities in Excess of Other Assets (1.64)%	(127,444)
NET ASSETS 100.00%	$7,758,296

*  Non-income producing.

ADR  American-Depository Receipt

Van Wagoner Funds Schedule of Investments

See notes to financial statements.

vanwagoner.com

Van Wagoner Funds Schedule of Investments

Van Wagoner Growth Opportunities Fund December 31, 2007

Number of Shares		Market Value
COMMON STOCKS 100.94%
	Cellular Telecommunications 1.68%
65,600	Airspan Networks, Inc.*	$115,456
	Computers - Integrated Systems 2.54%
6,500	Riverbed Technology, Inc.*	173,810
	Computers & Peripherals 8.00%
16,000	3PAR, Inc.*	204,800
6,500	Data Domain, Inc.*	171,210
12,500	Netezza Corp.*	172,500
		548,510
	Electronic Components - Semiconductor 2.60%
75,000	Bookham, Inc.*	178,500
	Electronic Design Automation 1.65%
7,000	Comtech Group, Inc.*	112,770
	Insurance Brokers 1.17%
2,500	eHealth, Inc.*	80,275
	Internet Software & Services 17.07%
32,500	AsiaInfo Holdings, Inc.*	357,500
15,000	GigaMedia Ltd.*	281,250
2,250	Mercadolibre, Inc.*	166,230
13,400	NaviSite, Inc.*	67,804
3,000	Omniture, Inc.*	99,870
2,000	SINA Corp. (China)*	88,620
2,000	Sohu.com, Inc.*	109,040
		1,170,314
	Medical Information Systems 1.11%
3,500	Phase Forward, Inc.*	76,125
	Networking Products 10.88%
12,500	Acme Packet, Inc.*	157,375
9,500	Foundry Networks, Inc.*	166,440
12,500	Infinera Corp.*	185,500
9,000	Starent Networks Corp.*	164,250
15,000	Veraz Networks, Inc.*	72,300
		745,865

Number of Shares		Market Value
	Retail - Jewelery 1.51%
12,500	Fuqi International, Inc.*	$103,750
	Semiconductor & Semiconductor Equipment 23.26%
22,500	ANADIGICS, Inc.*	260,325
23,750	Applied Micro Circuits Corp.*	207,575
4,000	Atheros Communications, Inc.*	122,160
6,250	Cavium Networks, Inc.*	143,875
27,600	EMCORE Corp.*	422,280
4,750	FormFactor, Inc.*	157,225
5,000	Mellanox Technologies Ltd.*	91,100
3,000	NetLogic Microsystems, Inc.*	96,600
10,000	PLX Technology, Inc.*	93,000
		1,594,140
	Software & Services 12.28%
7,500	CommVault Systems, Inc.*	158,850
2,250	Ctrip.com International Ltd. ADR	129,308
3,000	Interactive Intelligence, Inc.*	79,050
4,250	Nuance Communications, Inc.*	79,390
8,500	Phoenix Technologies Ltd.*	109,480
1,250	Priceline.com, Inc.*	143,575
4,000	Synchronoss Technologies, Inc.*	141,760
		841,413
	Telecommunication Equipment 10.28%
22,500	Opnext, Inc.*	199,125
6,000	ShoreTel, Inc.*	83,820
205,800	Sunrise Telecom, Inc.*	421,890
		704,835
	Telecommunication Equipment - Fiber Optics 2.24%
4,500	Ciena Corp.*	153,495
	Wireless Equipment 4.67%
11,500	Aruba Networks, Inc.*	171,465
15,000	Ceragon Networks Ltd.*	148,350
		319,815
	Total Common Stocks (Cost $6,082,351)	6,919,073

See notes to financial statements.

1-800-228-2121

Van Wagoner Growth Opportunities Fund (cont'd.) December 31, 2007

Market Value
SHORT-TERM INVESTMENT 1.13%
PNC Bank Money Market Account, 3.99%	$77,645
Total Short-Term Investment (Cost $77,645)	77,645
Total Investments 102.07% (Cost $6,159,996)	6,996,718
Liabilities in Excess of Other Assets (2.07)%	(141,993)
NET ASSETS 100.00%	$6,854,725

*  Non-income producing.

ADR  American-Depository Receipt

Van Wagoner Funds Schedule of Investments

See notes to financial statements.

vanwagoner.com

Van Wagoner Funds Schedule of Investments

Van Wagoner Emerging Growth Fund December 31, 2007

Number of Shares		Market Value
COMMON STOCKS 99.27%
	Cellular Telecommunications 1.61%
203,087	Airspan Networks, Inc.*	$357,433
	Computers - Integrated Systems 2.41%
20,000	Riverbed Technology, Inc.*	534,800
	Computers & Peripherals 7.74%
50,000	3PAR, Inc.*	640,000
20,000	Data Domain, Inc.*	526,800
40,000	Netezza Corp.*	552,000
		1,718,800
	Electronic Components - Semiconductor 2.57%
240,000	Bookham, Inc.*	571,200
	Electronic Design Automation 1.56%
21,500	Comtech Group, Inc.*	346,365
	Insurance Brokers 1.08%
7,500	eHealth, Inc.*	240,825
	Internet Software & Services 16.81%
102,500	AsiaInfo Holdings, Inc.*	1,127,500
50,000	GigaMedia Ltd.*	937,500
7,000	Mercadolibre, Inc.*	517,160
44,800	NaviSite, Inc.*	226,688
10,000	Omniture, Inc.*	332,900
6,000	SINA Corp. (China)*	265,860
6,000	Sohu.com, Inc.*	327,120
		3,734,728
	Medical Information Systems 1.22%
12,500	Phase Forward, Inc.*	271,875
	Networking Products 10.69%
40,000	Acme Packet, Inc.*	503,600
30,000	Foundry Networks, Inc.*	525,600
40,000	Infinera Corp.*	593,600
28,000	Starent Networks Corp.*	511,000
50,000	Veraz Networks, Inc.*	241,000
		2,374,800

Number of Shares		Market Value
	Retail - Jewelery 1.50%
40,000	Fuqi International, Inc.*	$332,000
	Semiconductor & Semiconductor Equipment 22.98%
70,000	ANADIGICS, Inc.*	809,900
75,000	Applied Micro Circuits Corp.*	655,500
12,500	Atheros Communications, Inc.*	381,750
20,000	Cavium Networks, Inc.*	460,400
89,800	EMCORE Corp.*	1,373,940
15,000	FormFactor, Inc.*	496,500
16,500	Mellanox Technologies Ltd.*	300,630
10,000	NetLogic Microsystems, Inc.*	322,000
32,500	PLX Technology, Inc.*	302,250
		5,102,870
	Software & Services 12.22%
25,000	CommVault Systems, Inc.*	529,500
7,500	Ctrip.com International Ltd. ADR	431,025
10,000	Interactive Intelligence, Inc.*	263,500
12,500	Nuance Communications, Inc.*	233,500
27,500	Phoenix Technologies Ltd.*	354,200
4,000	Priceline.com, Inc.*	459,440
12,500	Synchronoss Technologies, Inc.*	443,000
		2,714,165
	Telecommunication Equipment 9.95%
70,000	Opnext, Inc.*	619,500
20,000	ShoreTel, Inc.*	279,400
639,700	Sunrise Telecom, Inc.*	1,311,385
		2,210,285
	Telecommunication Equipment - Fiber Optics 2.30%
15,000	Ciena Corp.*	511,650
	Wireless Equipment 4.63%
37,500	Aruba Networks, Inc.*	559,125
47,500	Ceragon Networks Ltd.*	469,775
		1,028,900
	Total Common Stocks (Cost $19,144,890)	22,050,696

See notes to financial statements.

1-800-228-2121

Van Wagoner Emerging Growth Fund (cont'd.) December 31, 2007

Market Value
SHORT-TERM INVESTMENT 2.27%
PNC Bank Money Market Account, 3.99%	$503,396
Total Short-Term Investment (Cost $503,396)	503,396
Total Investments 101.54% (Cost $19,648,286)	22,554,092
Liabilities in Excess of Other Assets (1.54)%	(342,744)
NET ASSETS 100.00%	$22,211,348

*  Non-income producing.

ADR  American-Depository Receipt

Van Wagoner Funds Schedule of Investments

See notes to financial statements.

vanwagoner.com

Van Wagoner Funds Statements of Assets and Liabilities

December 31, 2007

	SMALL-CAP GROWTH FUND	GROWTH OPPORTUNITIES FUND	EMERGING GROWTH FUND
ASSETS:
Investments, at value (cost $6,894,654, $6,159,996 and $19,648,286, respectively)	$7,885,740	$6,996,718	$22,554,092
Cash	1	1	1
Receivable for investments sold	24,678	46,920	104,881
Receivable for fund shares sold	—	200	146
Interest receivable	462	182	1,214
Prepaid expenses and other assets	121,118	77,425	298,672
Total Assets	8,031,999	7,121,446	22,959,006
LIABILITIES:
Payable for investments purchased	185,156	147,171	499,312
Payable for fund shares redeemed	11,391	44,697	93,559
Accrued fund accounting and administration fees	22,501	15,001	22,501
Accrued audit fees	16,500	16,500	18,000
Accrued transfer agent fees	9,984	17,601	30,833
Accrued investment advisory fees	6,775	6,009	19,366
Accrued expenses and other liabilities	21,396	19,742	64,087
Total Liabilities	273,703	266,721	747,658
NET ASSETS	$7,758,296	$6,854,725	$22,211,348
NET ASSETS CONSIST OF:
Capital stock	$56,432,935	$6,360,553	$538,506,040
Accumulated net realized loss on investments	(49,665,726)	(342,550)	(519,200,498)
Net unrealized appreciation on investments	991,087	836,722	2,905,806
Net Assets	$7,758,296	$6,854,725	$22,211,348
CAPITAL STOCK, $0.0001 par value
Authorized	100,000,000	100,000,000	100,000,000
Issued and outstanding	884,254	778,788	5,240,944
NET ASSET VALUE, REDEMPTION PRICE AND OFFERING PRICE PER SHARE (NET ASSETS/SHARES OUTSTANDING)	$8.77	$8.80	$4.24

See notes to financial statements.

1-800-228-2121

Van Wagoner Funds Statements of Operations

Period Ended December 31, 2007

	SMALL-CAP GROWTH FUND	GROWTH OPPORTUNITIES FUND	EMERGING GROWTH FUND
INVESTMENT INCOME:
Interest	$3,240	$3,181	$10,824
Dividends	1,952	1,832	5,178
Total Investment Income	5,192	5,013	16,002
EXPENSES:
Investment advisory fees	189,723	175,693	524,895
Insurance expense	95,472	79,761	253,782
Transfer agent fees and expenses	76,362	146,449	235,467
Directors' and officer's fees, salary and expenses	61,848	56,371	171,913
Legal fees	58,041	45,235	167,099
Fund accounting and administration fees	90,001	90,001	90,001
Distribution fees	25,290	23,244	70,796
Printing and postage expenses	21,491	20,817	60,083
Audit fees	16,500	16,500	18,000
Custody fees	14,901	13,965	14,552
State registration fees	7,287	6,069	4,991
Miscellaneous expenses	28,921	27,535	53,963
Total expenses	685,837	701,640	1,665,542
Advisory fee waiver	(88,564)	(82,719)	(241,713)
Expenses paid indirectly by brokers	(52,535)	(14,545)	(75,944)
Net Expenses	544,738	604,376	1,347,885
NET INVESTMENT LOSS	(539,546)	(599,363)	(1,331,883)
REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain (loss) on investments	(51,987)	7,045	369,992
Change in net unrealized appreciation or depreciation on investments	(156,775)	(289,279)	(896,541)
	(208,762)	(282,234)	(526,549)
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(748,308)	$(881,597)	$(1,858,432)

Van Wagoner Funds Financial Statements

See notes to financial statements.

vanwagoner.com

Van Wagoner Funds Statements of Changes in Net Assets

	SMALL-CAP GROWTH FUND		GROWTH OPPORTUNITIES FUND
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2006
OPERATIONS:
Net investment loss	$(539,546)	$(494,832)	$(599,363)	$(686,695)
Net realized gain (loss) on investments	(51,987)	1,078,133	7,045	1,255,699
Change in net unrealized appreciation or depreciation on investments	(156,775)	120,427	(289,279)	(99,669)
Net increase (decrease) in net assets resulting from operations	(748,308)	703,728	(881,597)	469,335
CAPITAL SHARE TRANSACTIONS:
Proceeds from sale of shares	190,468	5,183,360	422,381	780,439
Redemption of shares	(3,795,371)	(9,559,473)	(3,879,960)	(5,011,428)
Net decrease from share transactions	(3,604,903)	(4,376,113)	(3,457,579)	(4,230,989)
TOTAL DECREASE IN NET ASSETS	(4,353,211)	(3,672,385)	(4,339,176)	(3,761,654)
NET ASSETS:
Beginning of period	12,111,507	15,783,892	11,193,901	14,955,555
End of period	$7,758,296	$12,111,507	$6,854,725	$11,193,901
TRANSACTIONS IN SHARES:
Shares sold	19,782	485,264	42,746	76,175
Shares redeemed	(391,278)	(969,893)	(391,828)	(491,967)
Net decrease	(371,496)	(484,629)	(349,082)	(415,792)

See notes to financial statements.

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	EMERGING GROWTH FUND
	Year Ended December 31, 2007	Year Ended December 31, 2006
OPERATIONS:
Net investment loss	$(1,331,883)	$(1,396,186)
Net realized gain (loss) on investments	369,992	3,970,400
Change in net unrealized appreciation or depreciation on investments	(896,541)	1,206,857
Net increase (decrease) in net assets resulting from operations	(1,858,432)	3,781,071
CAPITAL SHARE TRANSACTIONS:
Proceeds from sale of shares	1,835,457	8,866,470
Redemption of shares	(13,215,552)	(17,235,734)
Net decrease from share transactions	(11,380,095)	(8,369,264)
TOTAL DECREASE IN NET ASSETS	(13,238,527)	(4,588,193)
NET ASSETS:
Beginning of period	35,449,875	40,038,068
End of period	$22,211,348	$35,449,875
TRANSACTIONS IN SHARES:
Shares sold	414,230	1,811,097
Shares redeemed	(2,877,277)	(3,754,858)
Net decrease	(2,463,047)	(1,943,761)

Van Wagoner Funds Financial Statements

See notes to financial statements.

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Van Wagoner Funds Financial Highlights

For a Fund Share Outstanding Throughout the Period

	SMALL-CAP GROWTH FUND
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Net Asset Value, Beginning of Period	$9.64	$9.07	$10.36	$12.29	$8.94
INCOME (LOSS) FROM INVESTMENT OPERATIONS:
Net investment loss	(0.61)	(0.39)	(0.36)	(0.27)	(0.23)
Net realized and unrealized gains (losses) on investments	(0.26)	0.96	(0.93)	(1.66)	3.58
Total from investment operations	(0.87)	0.57	(1.29)	(1.93)	3.35
Net Asset Value, End of Period	$8.77	$9.64	$9.07	$10.36	$12.29
Total Return	(9.03)%	6.29%	(12.37)%	(15.79)%	37.47%
SUPPLEMENTAL DATA AND RATIOS:
Net assets, end of period (000s)	$7,758	$12,112	$15,784	$28,286	$42,296
Ratio of expenses to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(1)(2)	5.38%	3.81%	3.32%	2.16%	2.03%
Net of waivers and reimbursements and before fees and expenses paid indirectly by brokers(1)(3)	5.90%	4.95%	4.46%	3.05%	2.39%
Before waivers and reimbursements and
expenses paid indirectly by brokers(3)	6.78%	5.31%	4.46%	3.05%	3.08%
Ratio of net investment loss to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(1)	(5.33)%	(3.30)%	(3.12)%	(2.09)%	(1.96)%
Before waivers and reimbursements and expenses paid indirectly by brokers	(6.73)%	(4.81)%	(4.26)%	(2.98)%	(3.01)%
Portfolio turnover rate	249%	817%	440%	225%	575%

(1)  For the years ended December 31, 2005 and December 31, 2004, no expenses were waived or reimbursed.

(2)  Excludes dividends on short sales.

(3)  Includes dividends on short sales.

See notes to financial statements.

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Van Wagoner Funds Financial Highlights

For a Fund Share Outstanding Throughout the Period

	GROWTH OPPORTUNITIES FUND
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Period Ended December 31, 2003(1)
Net Asset Value, Beginning of Period	$9.92	$9.69	$11.15	$13.10	$10.00
INCOME (LOSS) FROM INVESTMENT OPERATIONS:
Net investment loss	(0.77)	(0.61)	(0.55)	(0.35)	(0.23)
Net realized and unrealized gains (losses) on investments	(0.35)	0.84	(0.91)	(1.43)	5.55
Total from investment operations	(1.12)	0.23	(1.46)	(1.78)	5.32
DISTRIBUTIONS:
Net realized gains	—	—	—	(0.17)	(2.22)
Net Asset Value, End of Period	$8.80	$9.92	$9.69	$11.15	$13.10
Total Return	(11.29)%	2.48%	(13.11)%	(13.64)%	54.01%
SUPPLEMENTAL DATA AND RATIOS:
Net assets, end of period (000s)	$6,855	$11,194	$14,956	$25,986	$36,225
Ratio of expenses to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(2)(3)	6.50%	5.34%	5.01%	2.76%	2.87%
Net of waivers and reimbursements and before fees and expenses paid indirectly by brokers(2)(4)	6.66%	6.03%	5.32%	3.44%	3.85%
Before waivers and reimbursements and
expenses paid indirectly by brokers(4)	7.55%	6.44%	5.32%	3.44%	4.01%
Ratio of net investment loss to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(2)	(6.45)%	(5.06)%	(4.47)%	(2.63)%	(2.81)%
Before waivers and reimbursements and expenses paid indirectly by brokers	(7.49)%	(6.17)%	(4.77)%	(3.32)%	(3.95)%
Portfolio turnover rate	245%	828%	570%	324%	315%

(1)  Commencement of operations was March 1, 2003.

(2)  For the years ended December 31, 2005 and December 31, 2004, no expenses were waived or reimbursed.

(3)  Excludes dividends on short sales.

(4)  Includes dividends on short sales.

Van Wagoner Funds Financial Statements

See notes to financial statements.

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Van Wagoner Funds Financial Highlights

For a Fund Share Outstanding Throughout the Period

	EMERGING GROWTH FUND
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Net Asset Value, Beginning of Period	$4.60	$4.15	$5.35	$6.36	$4.32
INCOME (LOSS) FROM INVESTMENT OPERATIONS:
Net investment loss	(0.25)	(0.18)	(0.18)	(0.12)	(0.12)
Net realized and unrealized gains (losses) on investments	(0.11)	0.63	(1.02)	(0.89)	2.16
Total from investment operations	(0.36)	0.45	(1.20)	(1.01)	2.04
Net Asset Value, End of Period	$4.24	$4.60	$4.15	$5.35	$6.36
Total Return	(7.83)%	10.84%	(22.29)%	(16.04)%	47.22%
SUPPLEMENTAL DATA AND RATIOS:
Net assets, end of period (000s)	$22,211	$35,450	$40,038	$85,100	$124,388
Ratio of expenses to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(1)(2)	4.76%	3.70%	3.53%	2.06%	2.04%
Net of waivers and reimbursements and before fees and expenses paid indirectly by brokers(1)(3)	5.03%	4.44%	4.21%	2.84%	2.36%
Before waivers and reimbursements and expenses paid indirectly by brokers(3)	5.88%	4.81%	4.21%	2.84%	2.77%
Ratio of net investment loss to average net assets:
Net of waivers and reimbursements and expenses paid indirectly by brokers(1)	(4.70)%	(3.46)%	(3.28)%	(1.96)%	(2.00)%
Before waivers and reimbursements and expenses paid indirectly by brokers	(5.82)%	(4.57)%	(3.96)%	(2.74)%	(2.73)%
Portfolio turnover rate	245%	778%	468%	223%	359%

(1)  For the years ended December 31, 2005 and December 31, 2004, no expenses were waived or reimbursed.

(2)  Excludes dividends on short sales.

(3)  Includes dividends on short sales.

See notes to financial statements.

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Van Wagoner Funds Notes to Financial Statements

1.  Organization

Van Wagoner Funds, Inc. (the "Company") was organized on October 18, 1995 as a Maryland corporation and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company. The Small-Cap Growth Fund, Growth Opportunities Fund, and Emerging Growth Fund (collectively the "Funds") are separate diversified investment portfolios of Van Wagoner Funds, Inc.

The Small-Cap Growth Fund invests primarily (at least 80% of its total assets) in small companies that the Adviser believes have the potential to be the market leaders of the future. A small size company is one that has a market capitalization that ranges from the smallest to the largest companies in the Russell 2000 Growth Index at the time of purchase.

The Growth Opportunities Fund seeks to invest in common stocks of growth companies that are already recognized as leaders in their industry, but are also known as innovators in their field. The Fund looks for companies that are still growing, usually because of a new, improved or upgraded product, service or business operation.

The Emerging Growth Fund invests primarily in common stocks of small-cap and mid-cap growth companies with the potential for above average, long-term growth.

2.  Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No.48, "Accounting for Uncertainty in Income Taxes and Interpretation of FASB Statement No. 109" (the "Interpretation"). The Interpretation establishes for all entities, including pass-through entities such as the Funds, a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. Management has analyzed the Fund's tax positions taken on federal income tax returns for all open tax years (tax years ended December 31, 2004 - 2007) for purposes of implementing FIN 48, and has concluded that no provision for income tax is required in the Fund's financial statements.

In addition, in September 2006, the FASB issued Statement on Financial Accounting Standards No. 157 "Fair Value Measurements" ("SFAS 157"). This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosure about fair value measurements. SFAS 157 applies to fair value measurements already required or permitted by existing standards. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The changes to current accounting principles generally accepted in the United States of America from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of December 31, 2007, the Funds do not believe the adoption of SFAS 157 will impact the amounts reported in the financial statements, however, additional disclosures may be required about the inputs used to develop the measurements reported on the statement of operations for a fiscal period.

Van Wagoner Funds Notes to Financial Statements

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Van Wagoner Funds Notes to Financial Statements

3.  Significant Accounting Policies

The following significant accounting policies are in conformity with accounting principles generally accepted in the United States of America (GAAP). Such policies are consistently followed by the Funds in preparation of their financial statements. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates and those differences could be material.

(a)  Investment Valuation - Securities held by the Funds are valued based on their current market value. Equity securities (including securities sold short) are valued using the official closing price or the last sale price on the exchange or in the principal over-the-counter market where they are traded. Securities for which there were no transactions are valued at the closing bid prices. Securities sold short for which there were no transactions are valued at the closing ask prices. Options written or purchased by the Funds are valued at the last sales price if such sales price is between the current bid and asked prices. Otherwise, options are valued at the mean between the current bid and asked prices. The Funds value debt securities maturing within 60 days at amortized cost. If market prices are not readily available for particular securities, including private equity securities, the Funds price these securities at their fair value.

The Board of Directors has adopted a fair value pricing policy for procedures to follow if market prices are not readily available for particular securities. For instance, if trading in a security has been halted or suspended or a security has been delisted from a national exchange, a security has not been traded for an extended period of time, or a significant event with respect to a security occurs after the close of the market or exchange on which the security principally trades and before the time the Company calculates net asset value, the Adviser (or independent directors in the case of private equity securities) will determine the security's fair value. Valuing securities at fair value involves greater reliance on judgment than valuation of securities based on readily available market quotations. A fund that uses fair value to price securities may value those securities higher or lower than another fund using market quotations or fair value to price the same securities. There can be no assurance that the fund could obtain the fair value assigned to a security if it were to sell the security at approximately the time at which the fund determines its net asset value.

(b)  Expenses - The Funds are charged for those expenses that are directly attributable to each Fund, such as advisory and custodian fees. Expenses that are not directly attributable to a Fund are typically allocated among the Funds in proportion to their respective average daily net assets.

(c)  Option Contracts - The Funds may purchase put options to hedge portfolio investments. Premiums paid for option contracts purchased are included in the Statements of Assets and Liabilities as an asset. When

1-800-228-2121

option contracts expire or are closed, realized gains or losses on the options contracts are recognized on the options contracts without regard to any unrealized gains or losses on the underlying securities.

The Funds may also write (sell) covered call options to hedge portfolio investments. When a Fund sells an option, an amount equal to the premium received by the Fund is included in the Statement of Assets and Liabilities as an asset and an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the option written. By writing an option, a Fund may become obligated during the term of the option to deliver the securities underlying the option at the exercise price if the option is exercised. When an option expires on its stipulated expiration date or a Fund enters into a closing purchase transaction, the Fund realizes a gain or loss, without regard to any unrealized gain or loss on the underlying security, and the liability related to such option is eliminated. When a written call option is exercised, the premium originally received increases the proceeds of the sale of the security, and the Fund realizes a gain or loss from the sale of the underlying security.

(d)  Short Positions - When a Fund sells a security short, an amount equal to the sales proceeds is included in the Statement of Assets and Liabilities as an asset and an equal amount as a liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the security sold short. Subsequent fluctuations in the market prices of securities sold short may cause the liability to differ from that reflected in the Statements of Assets and Liabilities. The Fund is liable for any dividends paid on securities sold short. Dividends on short sales, if any, are included as a component of miscellaneous expense in the Statement of Operations. The Fund maintains assets consisting of cash or liquid securities equal in amount to the liability created by the short sale. These assets are adjusted daily to reflect changes in the value of the securities sold short.

(e)  Distributions to Shareholders - Dividends from net investment income and net realized capital gains, if any, will be declared and paid at least annually. Distributions to shareholders are recorded on the ex-dividend date. The Funds may periodically make reclassifications among certain capital accounts as a result of the timing and characterization of certain income and capital gains or losses determined in accordance with federal income tax regulations, which may differ from GAAP.

Accordingly, at December 31, 2007, reclassifications were recorded to decrease capital stock and increase accumulated net investment income by $539,546, $599,363 and $1,331,883 as a result of net investment losses by the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds, respectively.

No distributions were made in the fiscal years ended December 31, 2007 and 2006 for all Funds.

(f)  Brokerage Service and Other Arrangements - Van Wagoner Capital Management, Inc. (the "Adviser") places security trades with

Van Wagoner Funds Notes to Financial Statements

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Van Wagoner Funds Notes to Financial Statements

designated brokers who have agreed to pay certain custody, transfer agency or other operating expenses through the use of Brokerage Service Arrangements on behalf of the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds. The amount of expenses paid through Brokerage Service Arrangements for the year ended December 31, 2007 was $52,535, $14,545 and $75,944 in the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds, respectively.

Amounts in excess of 5% of net expenses for each Fund included in the respective expense category and in expenses paid indirectly by brokers in the Statement of Operations were $30,865 for "transfer agent fees and expenses" for the Small-Cap Growth Fund.

(g)  Other - Investment transactions are accounted for on a trade date basis. Each Fund determines the gain or loss realized from the investment transactions by comparing the original cost of the security lot sold with the net sale proceeds. Dividend income and expense is recognized on the ex-dividend date and interest income is recognized on an accrual basis.

4.  Federal Income Taxes

Each Fund intends to comply with the requirements of the Subchapter M of Internal Revenue Code necessary to continue to qualify as a regulated investment company and to make the requisite distributions of income to its shareholders, which will be sufficient to relieve it from all or substantially all federal income taxes.

The Funds intend to retain capital gains that may be offset against available capital loss carryforwards for federal income tax purposes. For federal income tax purposes, the Funds had capital loss carryforwards at December 31, 2007 as follows:

Date of Expiration	Small-Cap Growth	Growth Opportunities	Emerging Growth
2009	$—	$—	$236,991,733
2010	24,086,622	—	174,822,268
2011	19,406,798	—	73,869,977
2012	5,158,565	20,460	23,566,789
2013	679,356	—	9,299,078
2014	—	—	—
2015	116,182	55,971	—
Total	$49,447,523	$76,431	$518,549,845

In 2007, the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds utilized capital loss carryforwards of $0, $0 and $152,461, respectively.

The cost of securities on a federal tax basis at December 31, 2007, for the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds was $7,112,857, $6,426,115 and $20,298,939, respectively.

At December 31, 2007, gross unrealized appreciation and depreciation on investments were as follows:

Fund	Unrealized appreciation	Unrealized (depreciation)	Net unrealized appreciation on investments
Small-Cap Growth	$1,381,167	$(608,283)	$772,884
Growth Opportunities	1,167,764	(597,161)	570,603
Emerging Growth	3,936,714	(1,681,561)	2,255,153

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The book basis and tax basis of net unrealized appreciation (depreciation) on investments differs primarily as a result of the tax deferral of losses on wash sales.

At December 31, 2007, the components of accumulated earnings/deficit on a tax basis were as follows:

Fund	Net unrealized appreciation on investments	Accumulated capital and other losses	Total accumulated earnings/deficit
Small-Cap Growth	$772,884	$(49,447,523)	$(48,674,639)
Growth Opportunities	570,603	(76,431)	494,172
Emerging Growth	2,255,153	(518,549,845)	(516,294,692)

5.  Investment Advisory Agreement and Related Party Transactions

Each Fund has an agreement with Van Wagoner Capital Management, Inc., the Adviser, to furnish investment advisory services to the Funds. Effective March 1, 2003, the commencement of operations of the Growth Opportunities Fund, and September 1, 2003, for the Small-Cap Growth and Emerging Growth Funds, under the terms of each agreement, the Adviser is compensated at a basic fee of 1.25% of average daily net assets for the performance period for each of the Funds. The basic fee may be adjusted upward or downward (by up to 0.25% of the Fund's average daily net assets for the performance period), depending on whether and to what extent the investment performance of the Fund, for the relevant performance period, exceeds or is exceeded by, the performance of the benchmark over the same period. The benchmark for the Small-Cap Growth Fund and the Emerging Growth Fund is the Lipper Small-Cap Growth Funds Index. The Lipper Small-Cap Growth Funds Index is an equal dollar weighted index consisting of the largest mutual funds within the small-cap growth fund classification, as defined by Lipper, Inc. The benchmark for the Growth Opportunities Fund is the Lipper Mid-Cap Growth Funds Index. The Lipper Mid-Cap Growth Funds Index is an equal dollar weighted index of the largest mutual funds in the mid-cap growth fund classification, as defined by Lipper, Inc. Each 0.10% of difference of each Fund's performance compared to the performance of its benchmark is multiplied by a performance adjustment of 0.025%, up to a maximum adjustment of 0.25% (as an annual rate). The performance period consists of the prior 36 calendar months, and is also referred to as a rolling 36-month period. Until each Fund has operated for 36 months under this agreement, it will make performance adjustments to the basic fee after the Fund has operated for 12 months under this agreement, and will use a rolling 12-month performance period. After the Fund has operated for 24 months under this agreement, it will switch to a rolling 24-month performance period.

Effective July 1, 2006, the Adviser has agreed to voluntarily waive investment advisory fees exceeding 1.00% of current average daily net assets for the Small-Cap Growth, Growth Opportunities and Emerging Growth Funds. The Adviser has agreed to voluntarily waive its fees to 1.00% of current average daily net assets indefinitely.

The Funds do not compensate their officers who are officers of the Adviser. For the year ended December 31, 2007, the Funds made no payments to their directors and officers except for directors'

Van Wagoner Funds Notes to Financial Statements

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Van Wagoner Funds Notes to Financial Statements

fees paid to or accrued for independent directors and the compensation paid to or accrued for the Funds' President, Treasurer, Secretary and Chief Compliance Officer.

PFPC Inc. ("PFPC"), an indirect majority-owned subsidiary of The PNC Financial Services Group, Inc., provides the Funds with administrative services pursuant to an administration agreement. The services include the day-to-day administration of matters related to the corporate existence of the Company, maintenance of its records, preparation of reports, supervision of the Company's arrangements with its custodian and assistance in the preparation of the Company's registration statements under federal and state laws.

6.  Service and Distribution Plan

The Funds have adopted a Service and Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act. The Plan authorizes payments by the Funds in connection with the distribution of their shares at an annual rate, as determined from time to time by the Board of Directors, of up to 0.25% of each Fund's average daily net assets.

7.  Investment Transactions

The aggregate purchases and sales of securities, excluding short-term investments, for the Funds for the year ended December 31, 2007, were as follows:

Fund	Purchases	Sales
Small-Cap Growth	$24,896,531	$28,896,191
Growth Opportunities	22,623,691	26,474,380
Emerging Growth	68,774,846	80,541,123

8.  Contingencies

(a)  Indemnification Arrangements - In the normal course of business, the Funds enter into contracts that provide for general indemnifications to the counterparties to those contracts. The Company has not made any payments related to such arrangements for the year ended December 31, 2007. The Funds' maximum exposure under these arrangements is dependent upon claims that may be made against the Funds in the future and, therefore, cannot be estimated. The Company believes that the outcome of these arrangements will not have a material adverse effect on the results of operations or net asset values of the Funds.

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Van Wagoner Funds Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Van Wagoner Funds, Inc.
San Francisco, California

We have audited the accompanying statements of assets and liabilities of the Small-Cap Growth Fund, Growth Opportunities Fund and Emerging Growth Fund, each a series of the Van Wagoner Funds, Inc., including the schedule of investments as of December 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for each of the three years in the period then ended December 31, 2005 have been audited by other auditors, whose report dated February 10, 2006 expressed unqualified opinion on such financial statements and financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2007, by correspondence with the custodian and brokers or by other appropriate procedures where replies from the brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly in all material respects, the financial position of the Small-Cap Growth Fund, Growth Opportunities Fund and Emerging Growth Fund, as of December 31, 2007, the results of their operations for the year then ended, the changes in their net assets and the financial highlights for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

  TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 15, 2008

Van Wagoner Funds Report of Independent Registered Public Accounting Firm

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Van Wagoner Funds Approval of Investment Advisory Agreements

ANNUAL RENEWAL OF INVESTMENT ADVISORY AGREEMENTS

The Investment Company Act of 1940, as amended (the "Act") requires that the investment advisory agreements (the "Agreements") between each of the Van Wagoner Funds, Inc. (the "Funds") and Van Wagoner Capital Management, Inc. (the "Adviser") be approved annually by a vote of a majority of the Board of Directors of the Funds, including a majority of the Directors who are not parties to the Agreements or "interested persons" of the Funds as that term is defined in the Act. At a meeting of the Board of Directors of the Company on December 17, 2007, the Directors, none of whom are "interested persons" considered and approved the renewal of the Funds' Agreements.

The Board's approval was based on its consideration and evaluation of a variety of factors, including: (1) the nature, quality and extent of services provided by the Adviser; (2) the performance of each Fund in comparison to its benchmark index and a peer group of mutual funds; (3) the management fees and total operating expenses of each Fund, including comparative information with respect to a peer group of mutual funds; (4) the extent to which economies of scale may be realized as a Fund grows; and (5) whether fee levels reflect any potential economies of scale for the benefit of shareholders.

In advance of the meetings, the Directors requested and received materials to assist them in considering the renewal of the Agreements. The materials provided contained information with respect to the factors noted below, including detailed comparative information relating to the performance, advisory fees and other expenses of the Funds. The materials also included comparisons of the Funds with other funds of similar size and investment objectives in terms of performance, fees and other expenses, as well as the performance of each Fund versus its benchmark. In addition, the Adviser provided information regarding its expenses, balance sheet and cash flow.

The Directors also reviewed the Adviser's Form ADV, the Adviser's IPO allocation procedures, the Adviser's compliance and litigation history, the Code of Ethics applicable to both the Adviser and the Funds, the Adviser's proxy voting policy, the Funds' brokerage commissions, a summary of the Funds' brokerage credits, detailed materials provided by Lipper, Inc. ("Lipper") through September 30, 2007, regarding the Funds' performance, expenses, portfolio turnover, and brokerage commissions, and a performance and expense comparison provided by the Adviser comparing the Funds to other funds considered by the Adviser to be the Funds' main competitors. The Directors also reviewed a memorandum prepared by counsel to the Directors regarding their fiduciary duties relating to consideration of the Agreements.

In connection with each of its regular quarterly meetings during the year, the Board received information on the performance of each of the Funds, including absolute performance and relative performance rankings of each Fund in comparison to an index of comparable funds. Each Director also receives a weekly update of the Funds' performance as compared to various benchmarks and the level of net assets in each Fund.

Throughout the process, the Directors utilized the services of Fund counsel.

1-800-228-2121

Van Wagoner Funds Approval of Investment Advisory Agreements

DISCUSSION OF FACTORS CONSIDERED

1.  Nature, Quality, and Extent of Services Provided by the Adviser.

The Directors considered the nature, quality and extent of services provided by the Adviser, including portfolio management, regulatory compliance relating to portfolio management, and assistance with marketing and distribution. At each of the Board's regular quarterly meetings, the Directors reviewed information describing the services furnished to the Funds by the Adviser and reporting on the investment management, portfolio trading, and compliance with applicable investment restrictions and limitations of the Funds. The Board also reviewed information as to the portfolio trading costs of the Funds, the Adviser's use of "soft dollars" as permitted by Section 28(e) of the Securities Exchange Act of 1934, and the brokerage credits utilized by the Funds. The Directors concluded that the Adviser provided services comparable to those provided by investment advisers generally; that the nature and extent of the services provided by the Adviser were appropriate for the investment objectives and programs of each of the Funds; that the quality of the services was not unacceptable; that the Adviser had the ability to assist the Funds in implementing a repositioning plan pursuant to which each of the Funds would have its portfolio managed by a sub-adviser overseen by the Adviser; and that since the Adviser had managed the Funds since inception that it had sufficient knowledge and experience to continue managing the Funds.

2.  Investment Performance of the Funds.

The Board received reports at each of its quarterly meetings from the Adviser's President regarding portfolio strategy and performance. The Board noted that the Adviser had a long association with each of the Funds, in each case since inception, and that shareholders had invested in the Funds knowing that the Adviser was managing the assets. In connection with the annual contract renewal process, the Directors reviewed extensive performance information for each of the Funds in relationship to fund comparison groups provided by Lipper. The Directors also reviewed a comparison of each Fund's performance compared to funds that the Adviser considered to be the Funds' main competitors.

The Directors noted that the Funds had underperformed against their peer groups as contained in the Lipper report for most periods, and versus the benchmarks identified in the Funds' prospectus. The directors also noted that there were periods of time in which the Funds had significantly outperformed most mutual funds and the benchmarks. The directors discussed with the Adviser the reasons for the underperformance and the Adviser reported that its investment style had fallen out of favor. In light of that report the Directors determined that it would be in the best interests of the shareholders to change investment styles by utilizing sub-advisers as contemplated by the repositioning plan, but that pending shareholder approval of the sub-advisers, the Adviser should continue to manage the Funds utilizing the investment style expected by the shareholders of the Funds.

While not directly under consideration in connection with renewing the Adviser's agreement, one matter of particular concern for the Board was the relatively high expense ratio of the Funds that has reduced investment performance in recent years. In addition to advisory fees, the Board considered all aspects of Fund expenses. The Funds' expense ratios have increased in general due to a decline of assets in recent years, as well as legal fees, insurance costs, and transfer agent fees attributable to a large number of small shareholder accounts. The Board is exploring with the Adviser alternatives to reduce overall expenses, which may include, among others, new vendor agreements, revised expense targets, and for some Funds, the implementation of minimum account fees.

Van Wagoner Funds Approval of Investment Advisory Agreements

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Van Wagoner Funds Approval of Investment Advisory Agreements

3.  Costs of Services and Profits Realized by the Adviser.

The Directors considered each Fund's management fee and total expense ratio relative to industry averages for each Fund's benchmark category. The Directors noted that with respect to each Fund, the Adviser is contractually owed a base management fee of 1.25% of each Fund's respective average daily net assets for the performance period. Under the terms of the Agreements, the basic fee rate may be adjusted upward or downward (by up to 0.25% of each Fund's average daily net assets), depending on whether and to what extent the investment performance of each Fund for the relevant performance period, exceeds or is exceeded by, the performance of the Fund's benchmark over the same period. Based on the information provided by Lipper, each Fund had the highest contractual management fees and total expenses of the funds in the respective Peer Groups for the period ended September 30, 2007.

However, the Directors noted that effective July 1, 2006, the Adviser had begun to voluntarily waive its management fee such that the amount received by the Adviser would not exceed 1.00% of a Fund's current average daily net assets. The Directors concluded that it was reasonable to continue the Agreements with the continuation of the voluntary fee waiver.

The Directors considered the Adviser's voluntary fee waiver and concluded that the Adviser's profitability was not excessive, particularly given the continuation of the fee waiver.

4.  Economies of Scale.

The Directors considered whether there have been economies of scale with respect to the management of each Fund and whether such Fund has appropriately benefited from any economies of scale. The Board also considered that the Funds continued to experience net redemptions in 2007. The Directors noted that if asset levels grow, certain service provider fees are reduced. The Directors further noted that the structure of the contractual advisory fee provides that if a Fund's assets were to grow dramatically the Adviser would not immediately benefit from that increase in assets due to the rolling time period upon which the asset calculation is made. Rather the Funds would benefit from such a situation.

Other than requesting that the Adviser continue the voluntary fee reduction, the Directors did not specifically discuss breakpoints in the fee schedules given the contractual fulcrum fee.

5.  Other Relevant Considerations.

The Directors considered the character and amount of other incidental benefits received by the Adviser from its association with the Funds. In particular, the Directors reviewed the Adviser's use of soft dollars and the practice of using brokerage credits to pay certain of the Funds' expenses and concluded that each practice benefited the Funds.

CONCLUSIONS

In considering the Agreements, the Directors did not identify any one factor as all-important, but rather considered these factors collectively in light of each Fund's surrounding circumstances. The Directors concluded that re-approval of the Agreements was in the best interests of each Fund and its shareholders.

1-800-228-2121

Van Wagoner Funds Directors and Officers

The individuals listed below serve as directors and officers of the Funds. Each director serves until his successor is duly elected or until he resigns. Each of the directors oversees 6 funds. The mailing address of the directors and officers is 3 Embarcadero Center, Suite 1120, San Francisco, CA 94111.

Additional information about the Funds' directors is available in the Statement of Additional Information and is available, without charge, upon request, by calling 1-800-228-2121.

Independent Directors	Principal Occupation(s) During Past Five Years

Greg Linn Director since January 2007 Age: 52	Proprietor of Ambullneo Vineyards, a producer of fine wines, since 2001.

Edward C. Peterson Director since January 2007 Age: 54	Vice President of Peterson and Collins, Inc. a commercial, industrial and single-family housing construction company since 1977.

Edward L. Pittman Director since January 2007 Age: 51	Attorney with Thelen Reid Brown Raysman & Steiner LLP since 1999.

Andrew H. Roediger Director since January 2007 Age: 43	President of Marion Advisory Partners, LLC, a real estate development firm, since April 2004 and an Arizona registered investment adviser from May 1997 to April 2004.

Jay Jacobs Director since January 2008 Age: 49	Founder and Former Portfolio Manager, Crossover Venture Partners (long/short equity fund); Founding Partner, Thomas Weisel Partners.

Officers	Principal Occupation(s) During Past Five Years

Susan Freund Chief Compliance Officer since April 2007 President, Treasurer and Secretary since May 2007 Age: 53	Chief Compliance Officer of the Funds since April 2007; President, Treasurer and Secretary of the Funds since May 2007; Senior Counsel with Bank of the West (2001-2007)

Van Wagoner Funds Directors and Officers

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Van Wagoner Funds Additional Information for Shareholders

Proxy Voting Policy and Voting Record

Van Wagoner Capital Management, Inc., the Funds' Adviser, is responsible for exercising the voting rights associated with the securities held by the Funds. A description of the policies and procedures used by the Adviser in fulfilling this responsibility is available without charge, upon request, by calling 1-800-228-2121. It is also available on the SEC's website at www.sec.gov.

In addition, each Fund's complete proxy voting record for the 12 months ended December 31, 2007 is available without charge, upon request, by calling toll free 1-800-228-2121. It is also available on the SEC's website at www.sec.gov.

Quarterly Portfolio Disclosure

The Funds file their complete Schedule of Investments with the SEC for the first and third quarters of each fiscal year on Form N-Q within 60 days of the end of the fiscal quarter. The Funds' Form N-Q is available on the SEC's website at www.sec.gov, and may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the Public Reference Room may be obtained by calling 1-800-SEC-0330. In addition, the Funds' Form N-Q is available, without charge, upon request, by calling toll free 1-800-228-2121.

1-800-228-2121

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Van Wagoner Funds
P.O. Box 9682
Providence, RI 02940-9682

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Van Wagoner Funds
101 Sabin Street
Pawtucket, RI 02860

1-800-228-2121

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